April 3, 1996

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D. C.  20549

Re:     Value Merchants, Inc.
         Commission File No. 1-10973
         Form 8-K dated March 15, 1996

Ladies and Gentlemen:

Enclosed is the Form 8-K dated March 15, 1996 including exhibits.

If you have any questions concerning this filing, please feel free to call me.

Thank you.

Sincerely,


Ronald E. Skelton
Vice President, Treasurer


RES/spy
enclosure





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FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported) March
15, 1996


VALUE MERCHANTS, INC.
(Exact name of registrant as specified in its charter)

1-10973
Commission File Number

Wisconsin
(State of other jurisdiction of incorporation or organization)

39-1103185
(I.R.S. Employer Identification No.)



710 North Plankinton Avenue
Milwaukee, Wisconsin  53203
(Address of principal executive officers, including zip code)

(414) 274-2575
(Registrant's telephone number, including area code)








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Item 3. Bankruptcy or Receivership

On March 21, 1996, the Company and its subsidiary,
Everything's A Dollar, Inc. filed petitions for relief under Chapter 11 of the Bankruptcy code. The petitions were filed in the United States Bankruptcy Court for the Eastern District of Wisconsin and were assigned case number 96-22218 and 96-22219, respectively. Each company will be a debtor-in-possession under the Bankruptcy Code.

Item 5. Other Events

On March 15, 1996, the Company announced the resignation of Steven J. Appel as Chairman of the Board, President and Chief Executive Officer. The resignation was mutually agreed upon by Mr. Appel and the Board of Directors.

On March 21, 1996 the Company announced that William B.
Edwards, a member of the Board of Directors of Value
Merchants, Inc., assumed the responsibility of Chief
Operating Officer. Mr. Edwards' retail experience includes serving as President and Chief Operating
Officer of Revco Drug Stores and President and Chief
Executive Officer of F & M Distributors.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release issued by the Company on March 15, 1996.

99.2 Press release issued by the Company on March 21, 1996.

99.3  Voluntary Petition of Value Merchants, Inc. under
Chapter 11 of the Bankruptcy Code.

99.4  Voluntary Petition of Everything's A Dollar, Inc.
under Chapter 11 of the Bankruptcy Code.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUE MERCHANTS, INC.

Date: March 22, 1996



By: Ronald E. Skelton
    Ronald E. Skelton, Vice President, Treasurer










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EXHIBIT INDEX



99.1 Press release issued by the Company on March 15, 1996.

99.2 Press release issued by the Company on March 21, 1996.

99.3  Voluntary Petition of Value Merchants, Inc. under
Chapter 11 of the Bankruptcy Code.

99.4  Voluntary Petition of Everything's A Dollar, Inc.
under Chapter 11 of the Bankruptcy Code.






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EXHIBIT 99.1

For further information contact:
Gary I. Kastel
(414) 274-2976

For Immediate Release:

Steven J. Appel Resigns as Chairman and CEO
Of Value Merchants, Inc.

(Milwaukee, WI...March 15, 1996)  Value Merchants, Inc.
to day announced the resignation of Steven J. Appel as Chairman of the Board, President and Chief Executive
Officer. The resignation was mutually agreed upon by Mr. Appel and the Board of Directors.

The Board of Directors and Mr. Appel have agreed not to comment further regarding the resignation.





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EXHIBIT 99.2





FOR IMMEDIATE RELEASE:

For further information contact:
Mr. Gary I. Kastel, Director of Communications
(414)274-2976


VALUE MERCHANTS, INC. FILES CHAPTER 11;
SEEKS PROTECTION TO MAINTAIN OPERATIONS AND REORGANIZE

DIRECTORS APPOINT NEW CHIEF OPERATING OFFICER

(MILWAUKEE, WI--March 21, 1996) -  Value Merchants,
Inc. (OTC-VLMI) announced today that the Company and its subsidiary, Everything's A Dollar, Inc., have filed for protection under Chapter 11 of the United States
Code which governs reorganization cases.

The Company stated that it has been operating under significant working capital constraints during the past three years and has made every attempt to improve its performance to continue to profitably operate as many store locations as economically feasible since emerging from its prior bankruptcy case.

The Company stated that it continues to have good relationships with its secured lenders who have demonstrated a continuing belief in the viability of the business. The lenders have continued to finance the business through recent financial distress which resulted in defaults of the loan agreements. The
Company announced it has a tentative agreement with its currently secured lenders, contingent on court approval, for Debtor-In-Possession financing. When approved, this financing will allow the Company to pay its vendors on a current basis for purchases after the bankruptcy filing and to sustain operations.

"Unfortunately for the retail segment of the economy, 1995 was a dismal year," the Company stated. "It is disappointing that the Company did not achieve its business plan in fiscal 1995. Our emerging from bankruptcy in a difficult year for retailing made it that much more difficult to achieve our expectations."


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The Company's December sales reflected the general weak
retail trend for the month with Everything's $1.00 comparable store sales down 10.4% from a year ago.
Christmas sales for most retailers were well below expectations and December sales were perhaps the worst they have been in about 10 years.
Virtually, every major chain, which generally anchor
Everything's $1.00 mall locations and attract traffic, had holiday season sales below expectations despite the high level of promotion and price reductions. The
Company was further limited due to the lack of working capital availability.

Although Everything's A Dollar has been able to sustain its retail operations over the past nine months, EAD has consistently lost money at certain store locations
The companies can no longer continue to operate such stores. Accordingly, after extensive analysis, the Companies have determined that it is necessary to downsize operations in order to preserve a core group of stores as a viable business enterprise.

The Debtors propose to sell their assets in an orderly
fashion with a view to maximizing the value of those
assets for the benefit of the creditors.  The sales are
contemplated to take place in two phases:  (1)
Everything's A Dollar will immediately close and conduct "store closing" sales at approximately 102 of its stores which continue to operate at a substantial loss; and, (2) Everything's A Dollar will attempt to immediately market and sell the remaining company as a going concern.

The companies believe that the orderly closing and sale of the stores in these cases presents the best if not the only opportunity to maximize value of their assets for creditors and preserve the jobs of approximately
1,200 of the employees.

To give the company the leadership it requires during its Chapter 11 case and to restore its viability and profitability, the Board of Directors has announced that William B. Edwards, a member of the Board of Directors of Value Merchants, Inc., will assume the responsibilities of chief operating officer effective immediately. Mr. Edwards is a highly regarded retail expert. His consulting firm W. B. E. Inc. has specialized in strategic planning, development and installation of business re-engineering, marketing, distribution and other key facets of retailing and distribution through retailers since 1990.


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Mr. Edwards' retail experience includes serving in a
number of leadership positions including President and Chief Operating Officer of Revco Drug Stores and
President and Chief Executive Officer of F&M
Distributors.